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                                                                       Exhibit 5


                      AGREEMENT TO AMEND OPTION AGREEMENT

         This Agreement to Amend Option Agreement is made and entered into as of the 23rd day of April, 1999, by and between CMP MEDIA INC., a Delaware corporation (the "Company"), and KENNETH D. CRON ("Ken").

                  WHEREAS, the Company and Ken are parties to an Option Agreement dated as of November 27, 1996 (the "Option Agreement") under which Ken has an option to purchase a total of 943,800 shares of Class A Common Stock of the Company, which option has vested with respect to 47,190 of such shares; and

         WHEREAS, the Company is presently exploring strategic alternatives which may include a merger or sale of the Company resulting in a Change in Control (as defined in the Option Agreement) (such merger or sale hereinafter referred to as a "Transaction"); and

         WHEREAS, potential parties to a Transaction have indicated that uncertainty regarding Ken's rights under the Option Agreement following consummation of a Transaction may present impediments to a proper valuation of the Company and to a successful consummation of a Transaction; and

         WHEREAS, to facilitate the Company's consummation of a Transaction, the parties have agreed to amend the Option Agreement as set forth herein; and

         NOW, THEREFORE, in consideration of the mutual covenants and


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agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:

Section 1.  AMENDMENT OF OPTION AGREEMENT.

         In the event that the Company consummates a Transaction on or before March 1, 2000, the Option Agreement shall be automatically and without further action of the parties amended, as of the day on which such Transaction is consummated, by deleting Section 5.4 thereof in its entirety and by substituting in its place the following:

         "Section 5.4.  CHANGE IN CONTROL.

                  "Notwithstanding anything to the contrary contained in
         Article III or this Article V, in the event that there is a Change in Control, every unvested Option shall immediately vest and become exercisable in accordance with the provisions of Article IV. In the event that such Change in Control contemplates that substantially all options to purchase shares of the Company's Class A Common Stock shall be canceled as of the date such Change in Control is consummated and the holders of such options shall receive consideration equal to the difference between the per-share value of the consideration paid to stockholders of the Company for such Change in Control and the exercise price of such options, then in exchange for receipt of such consideration within five (5) days after the consummation of such Change in Control (i) Ken shall not exercise any Option hereunder on or after the date of such consummation, and (ii) the Options outstanding hereunder as of the date of such consummation shall be canceled."

Section 3.  EFFECTIVENESS OF AGREEMENT.

         This Agreement shall remain in full force and effect until the earlier of the date on which a Transaction is consummated or the close of business on March 1, 2000. If a Transaction has not been consummated on or before March 1, 2000, then this Agreement shall be null and void as of its inception, and Ken and the


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Company shall have all of their respective rights and obligations under the
Option Agreement as if this Agreement had never existed.

Section 4.  MISCELLANEOUS.

         This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, representatives, successors and permitted assigns. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to its principles regarding choice or conflicts of law. This Agreement shall survive any merger, sale or other disposition of the Company.

         IN WITNESS WHEREOF, Ken has executed this Agreement and the Company has caused this Agreement to be executed by an officer thereunto duly authorized on the day and year first above written.

CMP MEDIA INC.

By  /s/ Michael S. Leeds                          /s/ Kenneth D. Cron
  ---------------------------                     -----------------------------
    Name:  Michael S. Leeds                       KENNETH D. CRON
    Title: President & CEO